Exhibit 99.1

Contacts:
Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WCG
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcgworld.com

PDL BioPharma Announces Two $0.50 Dividends in 2010

Distribution Dates of April 1 and October 1, 2010

INCLINE VILLAGE, NV, January 28, 2010 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it will pay two special dividends to its stockholders in 2010. Each of the dividends will be $0.50 per share. The first special dividend will be paid on April 1, 2010 to all stockholders who own shares of PDL on March 15, 2010, the Record Date. The second special dividend will be paid on October 1, 2010 to all stockholders who own shares of PDL on September 15, 2010, the Record Date.

Stockholders desiring to purchase shares with rights to the special dividend must ensure that their trades are executed prior to the “ex-dividend” date and settle prior to the Record Date. NASDAQ will establish an ex-dividend date that is generally three business days prior to the Record Date. You should consult with your broker or financial advisor regarding your specific situation.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

As all dividend payments are subject to compliance with legal requirements, dividend announcements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Important factors that could impair the value of the Company’s royalty assets and limit the Company’s ability to pay dividends are disclosed in the risk factors contained in the Company’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.